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                                                                    Exhibit 99.1

News Release
December 18, 2002
Contact: Joseph Sternberg


         Moyco to Move Common Stock Listing from Nasdaq SmallCap to OTC;
                     Accepts Resignations of Three Directors

      MONTGOMERYVILLE, Pa., Dec. 18 /PRNewswire-FirstCall/ -- Moyco Technologies, Inc. (Nasdaq:MOYC), a manufacturer of superfine precision abrasives, slurries and related products, will move its common stock listing from the Nasdaq SmallCap market to the over the counter market effective Thursday, January 2, 2003. The last day of trading on the Nasdaq SmallCap market will be Tuesday, December 31, 2002. As previously announced, Moyco is not in compliance with Nasdaq SmallCap minimum listing requirements. Based on a review of various options, Moyco management has determined that the best course of action at this time is to voluntarily remove its common stock listing from the Nasdaq SmallCap market. As a result, Moyco's common stock, starting on January 2, 2003, will be traded on the over the counter or OTC market between dealers in securities.

      In addition, Moyco has accepted the resignations of Directors Irvin Paul, Donald Gleklen, and Fletcher Wiley which reduces its Board of Directors to four
(4) members. The remaining members of the Moyco Board of Directors are Cathy Neifeld, Marvin Cravetz, William Woodhead and Marvin Sternberg.

      Commenting on both the decision to remove the Moyco common stock listing from the Nasdaq SmallCap market and the resignations of certain directors, CEO and President, Marvin Sternberg, stated, "This has been a difficult year for Moyco and we could not implement a short-term solution to the minimum listing requirement compliance issues. We are grateful to our prior board members. Moyco has benefited from their assistance. They have helped guide us through the sale of our dental business and we have truly appreciated their input and advice." He added, "Going forward, we are working diligently to gain some traction with regard to our diversification into other markets outside our core fiber optic polishing film product line."

      CONTINUED




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(Page 2 Moyco News Release of December 18, 2002)

About Moyco Technologies, Inc.

      Moyco Technologies, Inc., through its wholly owned subsidiary, Moyco Precision Abrasives, Inc., manufactures, markets, and distributes extremely uniform and fine abrasive films, commercial coated abrasives, slurries, polishing agents and related products. Moyco also provides technical assistance to its customers to optimize various polishing processes for the purpose of improving production yields and finished product performance. Moyco polishing materials are used by customers in various industries for a wide range of applications including, but not limited to, fiber-optics, metallurgical, semiconductor, lapidary, automotive parts, nail files, surgical and hobby.

Forward-Looking Statements

      Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates," and "likely," also identify forward-looking statements. All forward-looking statements are based on current facts and analysis. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to, competition, future capital needs, the need for market acceptance, dependence upon third parties, and disruption of vital infrastructure intellectual property. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of Moyco can be found in filings with the Securities and Exchange Commission.





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